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[ECHLIN LOGO]

Contact:
Paul Ryder
Vice President
Investor Relations


                         ECHLIN'S EARNINGS UP 11%;
              RAPID REPOSITIONING OVERCOMES WEAK AFTERMARKET


               BRANFORD, Conn., March 26, 1998--Echlin Inc. (NYSE:ECH), the global motor vehicle parts manufacturer, today reported second-quarter basic earnings of 42 cents per share, up 11% from the previous year's 38 cents per share. It is the company's first year-over-year increase in quarterly earnings since 1995. Echlin Chairman, President and Chief Executive Officer Larry McCurdy announced the favorable results.

               "The substantial, strategic repositioning plan which Echlin initiated last fall continues to strengthen operations at a rapid pace, improve the bottom line and build value for our shareholders," Mr. McCurdy explained. "We expect momentum will accelerate as our associates accomplish the many action plans we established six months ago. We are encouraged, especially in light of a generally weak sales environment."

Comparable Sales Flat

               Second quarter net sales totaled $835.7 million, down 1% from last year's $842.2 million. The drop was primarily due to the loss of revenue from five businesses the company divested as part of its repositioning strategy. Excluding acquisitions and divestments, comparable sales were essentially flat with the prior year. Price increases of 1.7% and a 3.0% gain from new products, offset a unit volume decline 2.5% and the negative impact of changes in translation rates of 2.0%.

               "Our heavy-duty brake and original equipment business units reported good sales increases," Mr. McCurdy said. "However, industry-wide softness hurt our North American aftermarket business, while the ongoing strength of the British pound, vis-a-vis other European currencies, reduced demand for our products there."

Net Income Increased 14%

               Net income in the second quarter amounted to $26.9 million, 14% better than the $23.6 million Echlin reported the prior year. This year's results included $1 million pre-tax, or 1 cent per share, of costs associated with the unsolicited takeover proposal initiated by SPX Corporation.

               Margins were down from the previous quarter because the second quarter is historically Echlin's weakest quarter. This is due to fewer shipping and production days, and higher returned goods from customers at calendar year-end. However, year-over-year, Echlin's gross profit-to-sales ratio improved a full percentage point, while its operating profit and net profit margins gained 0.7 and 0.4 percentage points, respectively.

               Cost of goods sold fell 2% vs. last year, while selling, general and administrative expenses rose 1%. The increase in expenses was largely the result of higher research and development activities related primarily to new products for our Echlin Automotive group, which manufactures and sells fluid handling systems to vehicle manufacturers.

Repositioning Actions Ahead of Plan

               Echlin's strategic repositioning plan called for the divestment of underperforming and non-core businesses. This year, to date, the company has sold three businesses representing combined annual sales of $150 million. Echlin also announced last month the signing of an agreement to sell its Midland-Grau heavy-duty brake business to the Haldex Group of Sweden. The sale of Midland-Grau, with annual sales of $330 million, should be completed next month.

               Another important part of the company's repositioning plan is the rationalization of 14 facilities, and a related workforce reduction of 1,200 employees. So far, four rationalizations are complete, eight are in progress, and planning is underway on the remaining two. More than one-third of the employment level adjustments have been achieved.

               The financial impact of all repositioning actions has been favorable. Earnings included 7 cents per share from these actions during the second quarter, and 15 cents per share during the first half of fiscal 1998.

Latest Acquisition Being Assimilated

               In January, Echlin announced it completed the purchase of General Automotive Speciality Company (GAS), a $50 million (sales) manufacturer of a broad line of motor vehicle switches and locks. The company is quickly folding GAS's operations into its North American Engine Systems Group, closing one facility and moving distribution to other operations. Echlin has identified many near-term synergies which should result from combining the resources of the two businesses.

Fast Progress Made On EVA[Registered] Implementation

               Echlin's EVA (economic value added) steering committee has established three teams to oversee associate training and communication; to establish an EVA-based incentive compensation program; and to incorporate EVA into financial planning. Since adopting the EVA approach last October, the company has trained all key managers throughout its organization. In total, 460 managers and staff will be trained by July, and roll-out is on target for full implementation by September 1, 1998. In fact, Echlin managers are already using EVA methods in capital spending and acquisition analyses.

               Joel Stern, a partner of Stern Stewart & Company and co-founder of the EVA concept, recently commented, "Echlin is making significant progress with EVA -- implementation is among the fastest we've seen for a company of their size and complexity."

Cash Flow Improved

               There were no significant changes in Echlin's balance sheet items since the end of the first quarter. Inventories increased $25 million due in large part to the GAS acquisition, plus some normal seasonal buildup. More than half of the $40 million increase in total debt was also attributable to the GAS acquisition.

               For the first six months of fiscal 1998, cash flow from operations increased $74 million compared to the first half last year.

156th Consecutive Dividend Declared

               Echlin's board of directors has declared a cash dividend of
22.5 cents per share, payable April 18, 1998 to shareholders of record on April 8, 1998. This represents the 156th consecutive quarterly dividend Echlin has paid since 1959 when it became a publicly traded company. After taking into effect six stock splits and 32 payout increases, the company's dividend has grown at an average compounded rate of 12% annually over the last 39 years.

Echlin's Future is Bright

               "We continually seek ways to increase sales through greater global penetration, new products and acquisitions. Of equal importance, we are aggressively reducing costs to improve profits and maximize shareholder value," Mr. McCurdy stated. "Any recovery in our aftermarket business should fall quickly to our bottom line."

               "In addition to the value-building benefits of our repositioning actions, we're working on a 'shared services' approach to eliminate unnecessary administrative expenses. We're converting to BaaN software to integrate our operating systems. And, we've achieved positive results from our previously announced, worldwide sourcing initiative for materials and services," Mr. McCurdy continued.

               "With all these efforts, and extraordinary employee dedication, there is no doubt in my mind that the company's future is bright," Mr. McCurdy emphasized.

Caution Given on Forward-Looking Statements

               Certain statements included in this news release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), and are made in good faith by Echlin pursuant to the Act's "safe harbor" provisions. Such forward-looking statements are not guarantees of future performance, and may involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Risks and uncertainties include, without limitation, global and regional economic conditions, business conditions in the overall automotive industry, and the cost and timing of the company's repositioning-plan implementation. They also include other factors discussed herein and those detailed from time to time in the company's filings with the Securities and Exchange Commission.

Comparative Results

               The following are results for the second quarter and first half of fiscal year 1998 and 1997:




                                       Three Months Ended February 28,
                                       -------------------------------
                                          1998                 1997
                                       ----------           ----------

Net Sales                             $835,712,000         $842,219,000
Net Income                             $26,943,000          $23,601,000
Average shares outstanding:
  Basic                                 63,244,000           62,409,000
  Diluted                               63,803,000           63,209,000
Earnings per share:
  Basic                                   $0.42                 $0.38
  Diluted                                 $0.42                 $0.37


                                        Six Months Ended February 28,
                                       -------------------------------
                                         1998                 1997
                                       ----------           ----------
Net Sales                           $1,725,185,000       $1,693,127,000
Net Income                             $59,510,000          $61,718,000(1)
Average shares outstanding:
  Basic                                 63,194,000           62,377,000
  Diluted                               63,670,000           63,225,000
Earnings per share:
  Basic                                   $0.94                $0.99
  Diluted                                 $0.93                $0.98


------------
     (1) Includes a gain from the sale of Sensor Engineering of $4,563,000, or $0.07 per share.